April 12, 2001




Fidelity Federal Bancorp
18 N.W. Fourth Street
Evansville, Indiana 47708

          Re: Offer to Exchange all Outstanding 9 1/8% Junior Subordinated Notes due 2001 for 12% Junior Subordinated Notes due 2004 (the "Exchange Offer")

Ladies and Gentlemen:

     We have acted as counsel for Fidelity Federal Bancorp (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $1,500,000 aggregate principal amount of the Company's 12% Junior Subordinated Notes due 2004 (the "New Notes") to be offered by the Company in exchange for a like principal amount of its issued and outstanding 9-1/8% Junior Subordinated Notes due 2001 (the "Old Notes"). The New Notes are to be offered to holders of the Old Notes pursuant to the Exchange Offer described in the Registration Statement and the Prospectus forming a part thereof.

     In rendering this opinion, we have reviewed and are familiar with the Company's Articles of Incorporation, as amended, and By-Laws and such other records, documents and information as we have in our judgment deemed relevant. We have also relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the originals of such documents.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that when (i) the Registration Statement has become effective under the Act and (ii) the New Notes have been duly authorized, issued and delivered in exchange for the Old Notes pursuant to, and in accordance with the terms of the Exchange Offer as contemplated in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency,


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Fidelity Federal Bancorp
April 12, 2001
Page 2

reorganization, moratorium, liquidation, readjustment of debt or similar laws relating to or affecting creditors' rights generally and subject to general principles of public policy and equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

     This opinion is limited to the federal laws of the United States of America and the laws of the State of Indiana and is addressed to you and is for your use in connection with the Registration Statement and the Exchange Offer contemplated therein.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the Prospectus forming a part thereof under the caption "Legal Matters". In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

                                 Very truly yours,

                                 /s/ Krieg DeVault Alexander & Capehart, LLP

                                 KRIEG DEVAULT ALEXANDER & CAPEHART, LLP